As filed with the Securities and Exchange Commission on January 20, 2012
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2302115
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
20 Sylvan Road, Woburn, Massachusetts	1801
(Address of Principal Executive Offices)	(Zip Code)
Advanced Analogic Technologies Incorporated 1998 Amended Stock Plan
Advanced Analogic Technologies Incorporated 2005 Equity Incentive Plan
(Full Title of the Plan)
Mark V.B. Tremallo
Vice President, General Counsel and Secretary
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(Name and Address of Agent For Service)

(781) 376-3000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large Accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
In respect of assumed stock options under the assumed plans listed above: Common Stock, $0.25 par value per share (2)	1,425,992 shares(2)	$27.74(5)	39,557,018.08	$4,533.23 (5)
In respect of assumed restricted stock units under the assumed plans listed above: Common Stock, $0.25 par value per share (3)	507,659 shares (3)	$17.70(6)	8,985,564.30	$1,029.75(6)
In respect of additional shares issuable under the assumed plans listed above: Common Stock, $0.25 par value per share (4)	1,371,503 shares (4)	$17.70(6)	24,275,603.10	$2,781.99(6)
Total	3,305,154 shares	N/A	72,818,185.48	8,344.97

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of the number of shares subject to outstanding options pursuant to the benefit plans listed above as of January 19, 2012 assumed by Skyworks Solutions, Inc. (the “Registrant”) pursuant to the Agreement and Plan of Merger, dated as of May 26, 2011, by and among the Registrant, Advanced Analogic Technologies Incorporated and certain other parties (the “Merger Agreement”) multiplied by an exchange ratio to reflect the number of shares of the Registrant's common stock, $0.25 par value per share for which such options are exercisable as a result of the Merger Agreement.

(3)
Consists of the number of shares subject to outstanding restricted stock units pursuant to the benefit plans listed above as of January 19, 2012 assumed by Skyworks Solutions, Inc. (the “Registrant”) pursuant to the Merger Agreement multiplied by an exchange ratio to reflect the number of shares of the Registrant's common stock, $0.25 par value per share as a result of the Merger Agreement.

(4)
Consists of additional shares issuable under the 2005 Equity Incentive Plan which was assumed by the Registrant pursuant to the Merger Agreement, multiplied by an exchange ratio to reflect the number of shares of the Registrant's common stock that will become issuable under such plan as a result of the Merger Agreement.

(5)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $27.74 per share, which represents the weighted average exercise price of the outstanding stock options under the benefit plans listed above assumed by the Registrant pursuant to the Merger Agreement, divided by an exchange ratio to reflect the price at which such options could be exercised to purchase the Registrant's Common Stock, pursuant to the terms of the Merger Agreement.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Global Select Market on January 19, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Items 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
(a)The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

(b)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)The description of the securities contained in the registrant's registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.
Item 6. Indemnification of Directors and Officers.

     Article Seventh of the registrant's Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to the registrant or its stockholders).

        The registrant's Second Amended and Restated By-laws include provisions for mandatory indemnification of its directors, officers, employees or agents provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise. The effect of these provisions would be to permit such indemnification by the registrant for liabilities arising under the Securities Act, to the extent permitted under such act.

In addition, subject to the limits set forth in such policies, the directors and officers of the registrant are insured under polices of insurance maintained by the registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.

1.Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, in the Commonwealth of Massachusetts, on this 20th day of January, 2012.
SKYWORKS SOLUTIONS, INC.

By:    /s/ David J. Aldrich
David J. Aldrich
President and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Skyworks Solutions, Inc., hereby severally constitute and appoint David J. Aldrich and Donald W. Palette, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Skyworks Solutions, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David J. Aldrich	President, Chief Executive Officer	January 20, 2012
David J. Aldrich	(Principal executive officer)
/s/ Donald W. Palette	Vice President and Chief Financial Officer	January 20, 2012
Donald W. Palette	(Principal financial and accounting officer)
/s/ David J. McLachlan	Chairman of the Board	January 20, 2012
David J. McLachlan
/s/ Kevin L. Beebe	Director	January 20, 2012
Kevin L. Beebe
/s/ Moiz M. Beguwala	Director	January 20, 2012
Moiz M. Beguwala

/s/ Timothy R. Furey	Director	January 20, 2012
Timothy R. Furey
/s/ Balakrishnan S. Iyer	Director	January 20, 2012
Balakrishnan S. Iyer
/s/ Thomas C. Leonard	Director	January 20, 2012
Thomas C. Leonard
/s/ David P. McGlade	Director	January 20, 2012
David P. McGlade
/s/ Robert A. Schriesheim	Director	January 20, 2012
Robert A. Schriesheim

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant
4.2(1)	Second Amended and Restated By-Laws of the Registrant, as Amended
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24	Power of attorney (included on the signature pages of this registration statement)
____________

(1)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2011 (File No. 1-5560)) and incorporated herein by reference.